FRANKLIN
                                                       RESOURCES, INC.

                                                       777 Mariners Island Blvd.
                                                       P.O. Box 7777
                                                       San Mateo, CA 94403-7777
                                                       415/312-3000



September 5, 1997



Franklin Strategic Series
777 Mariners Island Blvd.
San Mateo, CA 94404


Gentlemen:

      We propose to acquire the initial share of beneficial interest (the "Share") of the Franklin Biotechnology Discovery Fund (the "Fund"), a series of Franklin Strategic Series (the "Trust"), at a purchase price of $25.00 per share. We will purchase the Share in a private offering prior to the effectiveness of the Form N-1A registration statement filed by the Trust on behalf of the Fund under the Securities Act of 1933. The Share is being purchased as the initial advance in connection with the operations of the Fund.

      We consent to the filing of this Investment Letter as an exhibit to the Form N-1A registration statement of the Trust.



Sincerely,

FRANKLIN RESOURCES, INC.



By:   /s/ Harmon E. Burns
      Harmon E. Burns
      Executive Vice President